News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Responds to S&P Rating Action

AKRON, Ohio, November 13, 2008 – The Goodyear Tire & Rubber Company today commented on Standard & Poor’s Ratings Services’ (S&P) decision to place its credit ratings on CreditWatch with negative implications as part of a broader action that included 14 auto industry-related firms.

“We’re disappointed in Standard & Poors’ action. There are fundamental differences between our business and the companies whose businesses are heavily tied to the Michigan-based auto manufacturers,” said Darren R. Wells, Goodyear’s executive vice president and chief financial officer.

“Of approximately $20 billion in total sales in 2007, less than 8 percent was with the global operations of the three Michigan-based automakers. This number will be lower given weak OE volumes in 2008. Our OE customers are important to us, but more than 80 percent of our sales are to the replacement market for consumers who already have vehicles.”

Wells said the near-term impact of financial challenges among the Michigan-based automakers is not expected to be material to Goodyear’s liquidity.

Goodyear is one of the world’s largest tire companies. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; potential adverse consequences of litigation involving the company; pension plan funding obligations; deteriorating economic conditions or an inability to access capital markets; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.